Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2006 Third Quarter Results

    ST. LOUIS--(BUSINESS WIRE)--Oct. 19, 2006--Build-A-Bear Workshop, Inc. (NYSE: BBW):

    --  Earnings per diluted share were $0.13, including U.K.
        acquisition dilution of $0.13, distribution center transition costs of $0.05 and stock-based compensation expense of $0.02, vs. $0.26 in 2005.

    --  Company-owned distribution center now fully operational;
        transition from third-party provider complete.

    -- International franchisees open stores in Germany, Japan, Taiwan and Thailand.

    --  Guidance for 2006 earnings remains unchanged.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced that total revenue for the fiscal 2006 third quarter (13 weeks ended Sept. 30, 2006) increased 20.8% to $101.5 million, compared to $84.0 million in the prior year's third quarter (13 weeks ended Oct. 1, 2005).

    Third quarter net income was $2.7 million or $0.13 per diluted share. These results include charges of $0.13 per share related to the U.K. acquisition, and $0.05 per share from the cost of transitioning to a company-owned distribution center, as well as $0.02 per share from stock-based compensation expenses. The company reported net income of $5.3 million, or $0.26 per diluted share in last year's third quarter.

    "We are pleased with our earnings results for the quarter and the progress we made integrating our UK acquisition and the opening of our distribution center. Our financial and operational performance in the third quarter are in line with our previously announced expectations and keeps us on track towards achieving our full year targets," said Chairman and Chief Executive Bear, Maxine Clark. "We have nearly completed the successful conversion of our acquired stores in the United Kingdom and we celebrated the grand opening of these stores last week, building brand awareness and excitement for the holiday season when all stores will be open. The transition to full operation of our company-owned distribution center is also complete. We look forward to the earnings and revenue contributions we expect to achieve from our new U.K. stores and from the efficiencies to be created by our company-owned distribution center. We believe we are well positioned as we look forward to our 10th holiday season with more than 300 stores open worldwide by year end."

    Fiscal 2006 Third Quarter

    Fiscal 2006 third quarter total revenue includes net retail sales of $100.6 million, an increase of $17.4 million, or 20.9%, compared to last year's third quarter. Net retail sales growth was driven by new stores opened during the past twelve months in North America, stores acquired through our U.K. acquisition, new non-traditional store locations, as well as, an increase in Internet sales of 16.6% to $1.6 million, as this channel becomes an increasingly important part of our mix. Comparable store sales in North America declined 5.8%. Third quarter total revenue also includes revenue from international franchise fees and third-party licensing.

    The third quarter net income of $2.7 million reflects several items directly related to the U.K. acquisition, including an operating loss of $2.1 million, primarily reflecting the cost of temporarily closing stores for conversion and rebranding, and lost interest income and lost franchise revenue. Also reflected in net income is stock-based compensation expense of $0.7 million pretax ($0.4 million net of tax) and distribution center transition costs of $1.7 million pretax ($1.0 million net of tax). As anticipated, retail gross margin rate declined to 42.2% from 48.0% in the fiscal 2005 third quarter, primarily due to higher store occupancy costs in the United Kingdom and distribution center transition costs.

    Fiscal 2006 third quarter results reflect the company's acquisition, completed on April 2, 2006, of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., the company's franchisee in the United Kingdom.

    During the 2006 third quarter, the company opened 10 new Build-A-Bear Workshop(R) (BABW) retail stores in North America, as planned, compared with opening seven during the 2005 third quarter. In addition, the first Build-A-Dino(TM) store opened within the T-Rex Cafe(TM) at the Legends at Village West in Kansas City, Kansas. In the United Kingdom, the company completed the conversion and rebranding of 13 stores.

    Build-A-Bear Workshop stores at the end of the third quarter totaled 213 in the United States and 13 in Canada (excluding ballpark, zoo and Build-A-Dino stores), as well as 38 in the United Kingdom.

    U.K. Acquisition

    On April 2, 2006, the company completed the acquisitions of The Bear Factory Limited and Amsbra, Ltd. The company ended the quarter with 38 stores in the United Kingdom and Ireland and is in the process of converting and rebranding 25 Bear Factory stores. The company began converting the Bear Factory stores to Build-A-Bear Workshop stores in May and expects to complete the store conversions in time for the 2006 holiday season.

    The company anticipates U.K. acquisition accretion of approximately $0.12 per share in the fiscal 2006 fourth quarter (13 weeks ended December 30, 2006). The company further expects the acquisition to be accretive to earnings per share in fiscal 2007.

    International Franchising

    During the third quarter international franchisees opened five new international stores in Hamburg, Germany, Tokyo and Narita, Japan, Taichung, Taiwan and Bangkok, Thailand. International stores totaled 27 at the end of the third quarter. In fiscal 2006 the company expects international franchise fee revenue to total approximately $3.0 million. International franchise fee revenue excludes the company's U.K.-based stores which are now reflected in retail sales following the acquisition of Amsbra, Ltd.

    Outlook

    The company's previously disclosed guidance for fiscal 2006 (52 weeks ended Dec. 30, 2006) of earnings per share (EPS) at the low end of the range of $1.44 to $1.53 remains unchanged. This guidance includes the anticipated dilution from the U.K. acquisition of approximately $0.16 per diluted share, stock-based compensation expense of approximately $0.08 per diluted share ($2.6 million pretax, $1.5 million net of tax) and distribution center transition costs of $0.05 per diluted share ($1.7 million pretax, $1.0 million net of tax).

    In North America during fiscal 2006, Build-A-Bear Workshop expects to open a total of 32 new BABW stores and four new friends 2B made stores, one that will be separate from a BABW store. In the United Kingdom, the company plans to open two new Build-A-Bear Workshop stores in fiscal 2006; we expect international franchisees to open 10 to 12 new stores.

    Today's Conference Call Webcast

    Today at 9:00 a.m. EDT, Build-A-Bear Workshop(R) will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2006 third quarter results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until the next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 260 stores in the United States, Canada, the United Kingdom and Ireland. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. In April 2006, Build-A-Bear Workshop acquired The Bear Factory Limited and Amsbra, Ltd. adding company-owned stores in the United Kingdom and Ireland. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $362 million in fiscal 2005. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


        BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
  Unaudited Condensed Consolidated Statements of Operations
   (dollars in thousands, except share and per share data)

                              13 Weeks             13 Weeks
                                Ended                Ended
                             September    % of    October 1,   % of
                                 30,      Total                 Total
                                         Revenues             Revenues
                                2006        (1)      2005        (1)
                             ----------- -------- ----------- --------
Revenues:
   Net retail sales         $   100,582    99.1  $    83,239     99.1
   Franchise fees                   649     0.6          507      0.6
   Licensing revenue                288     0.3          271      0.3
                             ----------- -------  ----------- --------
         Total revenues         101,519   100.0       84,017    100.0
                             ----------- -------  ----------- --------
Costs and expenses:
   Cost of merchandise sold      58,130    57.8       43,289     52.0
   Selling, general and
    administrative               38,073    37.5       31,336     37.3
   Store preopening               1,127     1.1        1,281      1.5
   Interest expense
    (income), net                  (192)   (0.2)        (434)    (0.5)
                             ----------- -------  ----------- --------
         Total costs and
          expenses               97,138    95.7       75,472     89.8
                             ----------- -------  ----------- --------
         Income before
          income taxes            4,381     4.3        8,545     10.2
Income tax expense                1,668     1.6        3,290      3.9
                             ----------- -------  ----------- --------
         Net income         $     2,713     2.7  $     5,255      6.3
                             ===========          ===========

Earnings per common share:
   Basic                    $      0.13          $      0.26
                             ===========          ===========
   Diluted                  $      0.13          $      0.26
                             ===========          ===========
Shares used in computing common per share amounts:
   Basic                     20,176,642           19,874,869
   Diluted                   20,438,226           20,234,749


(1)Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales.
   Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


         BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
   Unaudited Condensed Consolidated Statements of Operations
   (dollars in thousands, except share and per share data)

                               39 Weeks             39 Weeks
                                 Ended                Ended
                             September 30, % of    October 1,   % of
                                            Total               Total
                                           Revenue             Revenue
                                 2006        (1)      2005       (1)
                             --------------------- -------------------
Revenues:
   Net retail sales         $     291,274   99.1  $   242,241    99.3
   Franchise fees                   1,975    0.7        1,147     0.5
   Licensing revenue                  558    0.2          387     0.2
                             ------------- ------  ----------- -------
        Total revenues            293,807  100.0      243,775   100.0
                             ------------- ------  ----------- -------
Costs and expenses:
   Cost of merchandise sold       160,180   55.0      124,464    51.4
   Selling, general and
    administrative                108,307   36.9       88,909    36.5
   Store preopening                 3,324    1.1        4,398     1.8
   Interest expense
    (income), net                  (1,357)  (0.5)      (1,180)   (0.5)
                             ------------- ------  ----------- -------
        Total costs and
         expenses                 270,454   92.1      216,591    88.8
                             ------------- ------  ----------- -------
        Income before income
         taxes                     23,353    7.9       27,184    11.2
Income tax expense                  9,295    3.2       10,466     4.3
                             ------------- ------  ----------- -------
        Net income                 14,058    4.7       16,718     6.9

Earnings per common share:
   Basic                    $        0.70         $      0.85
                             =============         ===========
   Diluted                  $        0.69         $      0.83
                             =============         ===========
Shares used in computing common per share amounts:
   Basic                       20,135,944          19,650,364
   Diluted                     20,429,034          20,194,093


(1)Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales.
   Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
           Unaudited Condensed Consolidated Balance Sheets
       (dollars in thousands, except share and per share data)

                                           September 30, December 31,
                                               2006          2005
                                           ------------- -------------
                                ASSETS
 Current assets:
  Cash and cash equivalents                      $9,837       $90,950
  Inventories                                    48,112        40,157
  Receivables                                     8,558         6,629
  Prepaid expenses and other current assets      13,333         6,839
  Deferred tax assets                             3,941         3,232
                                           ------------- -------------
    Total current assets                         83,781       147,807

 Property and equipment, net                    129,169        89,973
 Note receivable from franchisee                      -         4,518
 Goodwill                                        32,409             -
 Other intangible assets, net                     3,233         1,454
 Other assets, net                                4,674         2,356
                                           ------------- -------------
 Total Assets                                  $253,266      $246,108
                                           ============= =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                              $35,056       $34,996
  Accrued expenses                                5,894        15,792
  Gift cards and customer deposits               14,819        22,865
  Deferred revenue                                9,278         7,508
                                           ------------- -------------
    Total current liabilities                    65,047        81,161
                                           ------------- -------------

 Deferred franchise revenue                       3,762         2,306
 Deferred rent                                   35,421        30,687
 Other liabilities                                  479           586
 Deferred tax liabilities                             -         1,011

 Stockholders' equity:
  Common stock, par value $0.01 per share           205           201
  Additional paid-in capital                     87,599        85,259
  Other comprehensive income                         (5)            -
  Retained earnings                              60,758        46,700
  Notes receivable from officers                      -          (151)
  Unearned compensation                               -        (1,652)
                                           ------------- -------------
    Total stockholders' equity                  148,557       130,357
                                           ------------- -------------
 Total Liabilities and Stockholders' Equity    $253,266      $246,108
                                           ============= =============


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
             Unaudited Selected Financial and Store Data
           (dollars in thousands, except square foot data)

                                13 Weeks  13 Weeks  39 Weeks  39 Weeks
                                  Ended    Ended      Ended    Ended
                                September October   September October
                                   30,       1,        30,       1,
                                    2006     2005       2006     2005
                                --------- --------  --------- --------

Other financial data:
   Gross margin ($) (1)        $  42,452   39,950  $ 131,094  117,777
   Gross Margin (%) (1)             42.2%    48.0%      45.0%    48.6%
   Capital expenditures        $  12,555    6,508  $  47,501   22,599
   Depreciation and
    amortization               $   5,151    4,304  $  15,734   12,821


Store data (2):
   Number of stores at end of
    period                           264      193        264      193
   Store square footage at end
    of period                    758,926  599,341    758,926  599,341
   Comparable store sales
    change (%) (3)                 (5.8)%     1.3%     (4.6)%     0.0%


(1)Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)Excludes our webstore and seasonal and event-based locations.
(3)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314.423.8000 x5353
             or
             Media:
             Jill Saunders, 314.423.8000 x5379